Exhibit 99.1

Mad Catz® Announces Voluntary Delisting From Toronto Stock Exchange

San Diego, CA – March 24, 2016 – Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) today announced that, consistent with the Company’s ongoing measures aimed at lowering operating costs while increasing efficiencies, it has applied for a voluntary delisting of its common shares from the Toronto Stock Exchange (“TSX”) in Canada. The Company currently is listed and trading on both the TSX in Canada and the NYSE MKT Exchange (“NYSE MKT”) in the United States. Trading on the NYSE MKT accounts for nearly 98% of the Company’s current daily trading volume. Given the relatively low trading volume of its shares on the TSX over a sustained period of time and the fact that the Company’s NYSE MKT listing provides its shareholders with sufficient liquidity, the Company believes that the financial and administrative costs associated with maintaining a dual listing are no longer justified. Accordingly, effective with the market close on April 15, 2016, the Company’s shares will no longer be traded on the TSX in Canada, but will continue to trade through NYSE MKT in the United States under its current symbol, “MCZ.” Canadian shareholders will be able to continue to trade their shares on NYSE MKT and those who wish to do so should contact their broker or investment manager for further details.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Mad Catz and the Mad Catz logo are trademarks or registered trademarks of Mad Catz Interactive, Inc., its affiliates and/or subsidiary companies. All other marks are the property of their owners.

Mad Catz Communications:

Dave McKeon

Chief Financial Officer

dmckeon@madcatz.com or +1 (858) 790-5045

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

JCIR

mcz@jcir.com or +1 (212) 835-8500